Exhibit 99.1

Company contact:

Shauna White
Corporate Marketing Manager
484-353-1575
media@orasure.com
www.orasure.com

OraSure Technologies Appoints New Chief Financial Officer

BETHLEHEM, PA. – May 4, 2018 – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced that Roberto Cuca has been appointed as the Company’s new Chief Financial Officer, effective as of June 8, 2018.  Mr. Cuca will initially serve as Senior Advisor to the Company and will succeed Ronald H. Spair, who currently serves as Chief Financial Officer.  Mr. Spair will retire from the Company as its Chief Financial Officer and Chief Operating Officer and as a member of the Company’s Board of Directors on the same date.

Since September 2013, Mr. Cuca has served as Senior Vice President and Chief Financial Officer of Trevena, Inc., a clinical stage biopharmaceutical company, where he led the finance and investor relations functions and worked with senior management to establish and execute overall corporate strategy.  Prior to his time at Trevena, Mr. Cuca held various leadership positions in the finance organization of Endo Health Solutions Inc., a pharmaceutical company.  His most recent position at Endo was Treasurer and Senior Vice President, Finance, where he was responsible for capital raises and cash management, mergers, acquisitions and licensing transactions, tax planning and compliance, and risk management.  Before that, Mr. Cuca was Director, Corporate and Business Development at moksha8 Pharmaceuticals, Inc., an emerging markets-focused pharmaceutical company, and an equity analyst covering U.S. pharmaceutical companies at J.P. Morgan Chase & Co. Mr. Cuca received an M.B.A. from the Wharton School of the University of Pennsylvania, a J.D. from Cornell Law School, and an A.B. from Princeton University.  Mr. Cuca is also a CFA Charterholder.

“We are delighted to welcome Roberto as the Company’s new Chief Financial Officer,” said Stephen S. Tang, Ph.D., President and CEO of OraSure Technologies.  “Roberto’s strong mix of finance, investor relations and business development experience, and particularly his most recent experience as CFO of a publicly-traded life sciences company, makes him especially well qualified to be OraSure’s next Chief Financial Officer.  We look forward to working with Roberto in his new role and are confident he will be a strong contributor for many years to come.”

“I am very excited to be joining OraSure at this important point in the Company’s history,” said Mr. Cuca.  “I look forward to contributing to the corporate strategy and its implementation in the coming years, building on the significant accomplishments OraSure has achieved to date.”

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure's portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians' offices, commercial and industrial entities and consumers. The Company's products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

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